Exhibit 10.6

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into effective as of June 8, 2021 (the “Effective Date”) by and among Strawberry Fields Realty LP, a Delaware limited partnership (the “Partnership”), Strawberry Fields REIT, Inc., a Maryland corporation (the “REIT”), and the sole general partner of the Partnership, and Strawberry Fields REIT, LLC, an Indiana limited liability company (the “Contributor”) (together with the Partnership and the REIT, the “Parties”).

BACKGROUND

A. The Contributor, under that certain Contribution Agreement, dated on the Effective Date, by and among the Contributor and the Partnership (the “Contribution Agreement”), is contributing limited liability company interests or shares in each Entity (as defined below) and certain other assets and liabilities (the “Contribution”), to the Partnership in exchange for common units of limited partnership interest in the Partnership (“OP Units”).

B. It is intended for federal income tax purposes that the Contribution for OP Units will be treated as a tax-deferred contribution of the interests in the Entities, or the Properties (as defined below), in the case of any Entities that are disregarded as separate from a Contributor for federal income tax purposes, to the Partnership for OP Units under Code Section 721.

C. The entities listed on Schedule 1 are treated as disregarded entities wholly owned by the Contributor.

D. In consideration for the agreement of the Contributor to make the Contribution, the Parties desire to enter into this Agreement regarding certain tax matters as set forth in this Agreement.

E. The REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable in the event of certain actions being taken by the Partnership regarding the disposition of certain of the Properties held within the Entities, and regarding certain minimum debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms that may be used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below). As may be used in this Agreement, the terms below have the following meanings:

“Accounting Firm” has the meaning set forth in the Section 4.2.

“Agreement” has the meaning set forth in the Preamble.

“Book Gain” means any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners for federal income tax purposes (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date).

“Cash Consideration” has the meaning set forth in Section 2.1(a).

“Closing Date” means the date on which the Contribution will be effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Background.

“Contribution Agreement” has the meaning set forth in the Background.

“Deficit Restoration Obligation” means a written obligation by a Protected Partner to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events (which written obligation may provide for an indemnity in favor of the REIT as general partner of the Partnership).

“Entity” means each limited liability company, partnership or corporation (if any) in which the Contributor is contributing its limited liability company interests, partnership interest or capital stock (if a corporation) as described in the Preamble and as set forth next to each Gain Limitation Property on Schedule 1 hereto.

“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Gain Limitation Property” means (i) each property or asset identified on Schedule 1 hereto as a Gain Limitation Property; (ii) any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that interest would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Guaranteed Amount” means, if any, the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

2

“Guaranteed Debt” means any loans incurred (or assumed) by the Partnership or any of its subsidiaries that are guaranteed by Partner Guarantors at any time after the Closing Date pursuant to Article 3 hereof.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such Protected Partner as of the Effective Date, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such entity as of the Effective Date; provided that, any person or entity that is issued OP Units and either (a) sells all those OP Units for cash or (b) converts all those OP Units for an ownership interest in the REIT, shall not be treated or considered an Indirect Owner.

“Maintained Debt” means the indebtedness under the loan agreements and related documents assumed or deemed to be assumed by the Partnership as a result of the Contribution on the Closing Date.

“Maintained Debt Guarantees” means the guarantees of the Maintained Debt existing on the Closing Date.

“Minimum Liability Amount” means, for each Protected Partner, the amount of liabilities necessary to be allocated to the Protected Partner under the Code to prevent the Protected Partner from recognizing taxable gain under Section 752 of the Code as a result of the Contribution.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Notice Period” means the period commencing on December 31 2030, and ending December 31, 2032, provided, however, that the Notice Period shall terminate at such time as such Protected Partner has disposed of 100% of the OP Units received upon the Contribution in one or more taxable transactions.

“OP Units” has the meaning set forth in the Background.

“Parties” has the meaning set forth in the Preamble.

“Partner Guarantors” means those Protected Partners who have guaranteed any portion of the Guaranteed Debt.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 1, 2021, as amended, and as the same may be further amended in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.1(a).

3

“Property” or “Properties” means the real property assets or other assets of an Entity.

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner for federal income tax purposes under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable transaction. The initial amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date. An estimate of the Partnership’s aggregate Protected Gain as of the Effective Date is set forth on Schedule 1. After the Closing Date, Protected Gain shall be reduced from time to time to reflect reductions in the “book-tax disparity” with respect to each Property in accordance with Treasury Regulations § 1.704-3 as provided in Article 6 below. For avoidance of doubt, reverse Section 704(c) gain resulting from transactions following the Contribution shall not increase Protected Gain. Book Gain shall not be considered Protected Gain.

“Protected Partner” means the Contributor or an Indirect Owner of the Contributor who (i) has notified the Partnership of its status as a Protected Partner and (ii) provides all documentation reasonably requested by the Partnership to verify such status (including any applicable debt guarantee), but excludes any person that ceases to be a Protected Partner pursuant to this Agreement.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership and as set forth next to each Gain Limitation Property on Schedule1 hereto. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth on Schedule 1.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Successor Partnership” has the meaning set forth in Section 2.1(b).

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on December 31, 2030, provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as (i) such Protected Partner has disposed of one hundred percent (100%) of the OP Units received on the Contribution in one or more taxable transactions or (ii) there is a Final Determination that no portion of the Contribution qualified for tax-deferred treatment under Section 721 of the Code.

“Vertical Slice Guarantee” has the meaning set forth in Section 3.3.

4

ARTICLE 2

RESTRICTIONS ON DISPOSITIONS OF
GAIN LIMITATION PROPERTIES; TAX TREATMENT OF CONTRIBUTION

2.1 Restrictions on Disposition of Gain Limitation Properties.

(a) The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause any Protected Partner to recognize any Protected Gain.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(i)	any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(ii)	any direct or indirect disposition by the Partnership or Subsidiary of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder;

(iii)	any direct or indirect disposition by the Partnership or any Subsidiary of all or any portion of its interest in any Subsidiary that owns a direct or indirect interest in the Gain Limitation Property (or any direct or indirect interest therein); and

(iv)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding. A disposition shall not include any direct or indirect redemption or other transfer by a Protected Partner of its OP Units.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of OP Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the OP Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his OP Units, and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive any Cash Consideration.

5

(b) Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the OP Units; provided, however, that (i) in the event of a disposition under Section 1031 or Section 1033 of the Code, any property that is acquired in exchange for or as a replacement for the Gain Limitation Property shall thereafter be considered the Gain Limitation Property, and such replacement property will be held by the Subsidiary that undertakes such exchange for a period of at least two years (or by the Partnership, if the Partnership directly owns the Gain Limitation Property prior to such exchange); (ii) in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership; (iii) if the Gain Limitation Property is transferred to another entity in a transaction in which gain or loss is not recognized, the entity and any intervening entities shall be considered Subsidiaries, and if the acquiring entity’s disposition of the Gain Limitation Property would cause Contributor to recognize gain or loss as a result thereof, the Gain Limitation Property shall still be subject to this Agreement; or (iv) if the Partnership directly or indirectly receives any property that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to the Gain Limitation Property, such substituted basis property shall thereafter be considered part of the Gain Limitation Property.

2.2 Issuances of Additional Equity Interests. Notwithstanding the above, the issuance of additional partnership interests in the Partnership pursuant to the Partnership Agreement shall not be considered to be prohibited by this Article unless such partnership interests are in a form that either their issuance, or any exercise by a holder of any rights thereunder, would be considered to result in a direct or indirect taxable disposition by the Partnership or any Subsidiary of the Gain Limitation Property or any interest therein (determined taking into account, without limitation, Sections 704(c)(1)(B), 707(a), and 737 of the Code).

2.3 Intended Tax Treatment of Contribution. It is intended for federal income tax purposes that (i) the Contribution for OP Units will be treated as a tax-deferred contribution of the interests in the Entities, or the Properties, in the case of any Entities that are disregarded as separate from a Contributor for federal income tax purposes, to the Partnership for OP Units under Code Section 721, (ii) all indebtedness to be assumed by the Partnership or any of its affiliates pursuant to the transactions contemplated by this Agreement or the Contribution Agreement be treated as “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(5); and (iii) the cash consideration distributed to Contributor (if any) be treated as a reimbursement of preformation capital expenditures incurred by the Contributor pursuant to Treasury Regulation Section 1.707-4(d).

6

ARTICLE 3

ALLOCATION OF LIABILITIES; GUARANTEE AND DEFICIT RESTORATION OBLIGATION OPPORTUNITY; NOTIFICATION OF REDUCTION OF LIABILITIES; COOPERATION REGARDING ADDITIONAL ALLOCATION OF LIABILITIES

3.1 Maintenance of Specific Indebtedness. During the Tax Protection Period, the Partnership shall maintain the Maintained Debt, provided that the Partnership may make any required debt service payments on the Maintained Debt pursuant to the terms as of the date hereof, and the Partnership may refinance the Maintained Debt with property level debt secured by the same properties that currently secure the Maintained Debt so long as the refinancing debt has a term and payment schedule no earlier than the Maintained Debt. If the Partnership refinances the Maintained Debt, the Partnership will offer to each Protected Partner the opportunity to enter into a guarantee on commercially reasonable terms that are acceptable to each Protected Partner with respect to such refinancing debt. During the Tax Protection Period, subject to the entrepreneurial risk of the Partnership, the Partnership may, but is not required to, reduce the Maintained Debt, provided that the obligation to allocate the Minimum Liability Amount to the extent required by this Article 3 shall continue to apply.

3.2 Maintenance of Indebtedness. During the Tax Protection Period, the Partnership shall maintain an amount of indebtedness sufficient to allow each Protected Partner, after taking advantage of the provisions of this Article 3, to be allocated Partnership liabilities for purposes of Section 752 of the Code, and to be “at risk” with respect to Partnership liabilities for purposes of Section 465 of the Code, in each case in an amount no less than such Protected Partner’s Minimum Liability Amount.

3.3 Minimum Liability Allocation.

(a) During the Tax Protection Period, the Partnership will offer to each Protected Partner the opportunity, in the Partnership’s discretion, either (i) to enter into a “vertical slice guarantee” of certain liabilities of the Partnership pursuant to which the lender for such Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any “vertical slice guarantees”) prior to seeking to collect on such a Partner Guarantor, and the Protected Partner will guarantee a fractional share of each dollar of the Guaranteed Debt, and the maximum aggregate liability of each partner for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor (a “Vertical Slice Guarantee”) or (ii) in the event that the Partnership has sufficient recourse debt outstanding, to enter into a Deficit Restoration Obligation, commercially reasonable guarantees, reimbursement agreements or indemnifications, in such amount or amounts so as to cause a special allocation of partnership liabilities to such Protected Partner for purposes of Section 752 of the Code such that the Protected Partner’s allocable share of Partnership liabilities equals such Protected Partner’s Minimum Liability Amount and to cause a special allocation of partnership liabilities for purposes of Section 465 of the Code that increases the Protected Partner’s “at risk” amount such that the Protected Partner’s “at-risk” amount equals such Protected Partner’s Minimum Liability Amount. In order to minimize the need for a Protected Partner to enter into a Vertical Slice Guarantee or Deficit Restoration Obligations, the Partnership will use the traditional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2). Any Vertical Slice Guarantee shall also include such indemnities and/or waivers of subrogation as are necessary to ensure that the guaranteed portion of such debt is allocated to the Protected Partner pursuant to the regulations under §752 of the Code.

7

(b) Notwithstanding the foregoing, if, due to a change in law, a Protected Partner reasonably believes that such Protected Partner may no longer continue to be allocated such Guaranteed Amount of a Guaranteed Debt, such Protected Partner may request a modification of such Vertical Slice Guarantee and the Partnership will use its commercially reasonable efforts to work with the lender with respect to such Guaranteed Debt to have the Vertical Slice Guarantee amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Guaranteed Amount with respect to the Guaranteed Debt or, in the event the Partnership has sufficient recourse debt outstanding, such Protected Partner, at its option, shall be offered the opportunity to enter into a Deficit Restoration Obligation in an amount equal to such Guaranteed Amount so that, assuming such Deficit Restoration Obligation is effective under applicable law, the amount of Partnership liabilities allocated to such Protected Partner shall not decrease as a result of the change in law. Furthermore, if, due to a change in law, a Protected Partner reasonably believes such Protected Partner may no longer continue to be allocated Partnership liabilities with respect to a Deficit Restoration Obligation, such Protected Partner may request a modification of the terms of such Deficit Restoration Obligation and the Partnership will use commercially reasonable efforts to modify such Deficit Restoration Obligation in a manner that will permit such Protected Partner to be allocated Partnership liabilities in an amount so as to cause such Protected Partner’s allocable share of Partnership liabilities to equal such Protected Partner’s Minimum Liability Amount.

3.4 Notification Requirement. During the Tax Protection Period, the Partnership shall provide prior written notice to a Protected Partner if the Partnership intends to repay, retire, refinance or otherwise reduce (other than due to scheduled amortization) the amount of liabilities with respect to a Gain Limitation Property in a manner that may cause a Protected Partner to recognize gain for federal income tax purposes as a result of a decrease of the Protected Partner’s share of Partnership liabilities below the Minimum Liability Amount.

3.5 Additional Allocation of Liabilities. If the Partnership provides notice to a Protected Partner pursuant to Section 3.4, the Partnership shall cooperate with the Protected Partner to arrange an additional allocation of liabilities of the Partnership to the Protected Partner in such amount or amounts so as to increase the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code by an amount necessary to prevent the Protected Partner from recognizing gain for federal income tax purposes up to the Minimum Liability Amount as a result of the intended repayment, retirement, refinancing or other reduction (other than scheduled amortization) in the amount of liabilities with respect to a Gain Limitation Property, including, without limitation, offering to the Protected Partner the opportunity, in the Partnership’s discretion, either (i) to enter into additional Vertical Slice Guarantees or (ii) to enter into additional Deficit Restoration Obligations, in either case to the extent of the amount of the Minimum Liability Amount. In order to minimize the need to make additional special allocations of liabilities of the Partnership pursuant to the preceding sentence, the Partnership will use the traditional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partner to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property and allocated to the Protected Partner under Treasury Regulations Section 1.752-3(a)(2).

8

3.6 Deficit Restoration Obligation. In the event that the Partnership otherwise has sufficient recourse debt outstanding and a Protected Partner has elected to enter into a Deficit Restoration Obligation, the Partnership will maintain an amount of indebtedness of the Partnership that is considered “recourse” indebtedness (taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the general partner) equal to or greater than the sum of the amounts subject to a Deficit Restoration Obligation of all Protected Partners and other partners in the Partnership. The Deficit Restoration Obligation shall be conclusively presumed to cause the Protected Partner to be allocated an amount of liabilities equal to the Deficit Restoration Obligation amount of such Protected Partner for purposes of Sections 465 and 752 of the Code, provided that (1) the Partnership maintains an amount of debt that is considered “recourse” indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the general partner) equal to the aggregate Deficit Restoration Obligation amounts of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such Deficit Restoration Obligation are met.

3.7 No Representation With Regard to Tax Treatment. The REIT and the Partnership (a) make no representation to any Protected Partner with regard to the tax treatment of the Contribution and (b) provided that the REIT and the Partnership comply with their obligations under this Agreement have no liability to any Protected Partner for or in respect of, the tax consequences to such partners of any transactions contemplated herein including whether becoming a guarantor of debt or entering into a Deficit Restoration Obligation shall be respected for federal income tax purposes as causing such partner to be considered to “bear the economic risk of loss” with respect to indebtedness for purposes of Section 752 or Section 465 of the Code.

ARTICLE 4

REMEDIES FOR BREACH

4.1 Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2 or Article 3 with respect to a Protected Partner, the Protected Partner’s sole remedy shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to:

(a)	in the case of a violation of Article 2, the aggregate federal, state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that is allocable to such Protected Partner under the Partnership Agreement as a result of the disposition of the Gain Limitation Property; and

9

(b)	in the case of a violation of Article 3, the aggregate federal, state and local income taxes incurred by the Protected Partner or an Indirect Owner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner with respect to its Protected Gain by reason of such breach.

In addition, the Partnership shall pay to the Protected Partner or Indirect Owner an amount equal to the aggregate federal, state, and local income taxes payable by the Protected Partner or Indirect Owner as a result of the receipt of any payment required under this Section 4.1.

For the avoidance of doubt, so long as the Partnership provides the opportunities referenced in Sections 3.1, 3.2, 3.3, 3.5 and 3.6 and complies with the notification requirement of Section 3.4, the Partnership shall have no liability pursuant to this Section 4.1 in the event it is determined that a Protected Partner has not been specially allocated for purposes of Section 752 of the Code an amount of partnership liabilities equal to such Protected Partner’s Minimum Liability Amount or is not treated as receiving a special allocation of partnership liabilities for purposes of Section 465 of the Code that increases such Protected Partner’s “at risk” amount by an amount equal to such Protected Partner’s Minimum Liability Amount. Furthermore, the Partnership shall have no liability pursuant to this Section 4.1 if the Partnership merges into another entity treated as a partnership for federal income tax purposes or the Protected Partner accepts an offer to exchange its OP Units for equity interests in another entity treated as a partnership for federal income tax purposes so long as, in either case, such successor entity assumes or agrees to assume the Partnership’s obligations pursuant to this Agreement.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner, (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s tax liability shall be computed using the highest federal, state and local marginal income tax rates (plus the tax rate on net investment income, if applicable) that would be applicable to such Protected Partner’s taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner to offset other income, gain or taxes of the Protected Partner, either in the current year, in earlier years, or in later years.

4.2 Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner under Section 4.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner within sixty (60) days after the receipt of notice by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article 2 or Article 3, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1). The Partnership and the Protected Partner shall cooperate with the Accounting Firm and shall furnish the Accounting Firm with all information reasonably requested by the Accounting Firm. All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 or Article 3 and the amount of damages payable to the Protected Partner under Section 4.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

10

4.3 Required Notices; Time for Payment. In the event that there has been a breach of Article 2 or Article 3, the Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the IRS Schedule K-1’s to the Partnership’s federal income tax return for the year of such transaction. All payments required to be made under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain (taking into account all available safe harbors), the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time as a result of the gain recognition event, which payment shall be credited against the total amount payable under this Article 4. In the event of a payment made after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, an equivalent publication) effective as of the date the payment is required to be made.

ARTICLE 5

NOTICE OF INTENTION TO SELL GAIN LIMITATION
PROPERTY DURING NOTICE PERIOD

During the Notice Period, if the Partnership intends to dispose of a Gain Limitation Property in a taxable transaction, the Partnership shall use commercially reasonable efforts to provide at least 90 days’ prior written notice (prior to the closing of such disposition) to the Protected Partners.

11

ARTICLE 6

SECTION 704(C) METHOD AND ALLOCATIONS

Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to any Gain Limitation Property.

ARTICLE 7

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS

7.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment, except that the Partnership may amend Schedule 1 upon a person becoming a Protected Partner as a result of a transfer of OP Units.

7.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages or indemnification amount that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 8

MISCELLANEOUS

8.1 Additional Actions and Documents. Each of the Parties hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

8.2 Assignment. No Party shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other Parties, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

8.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

12

8.4 Modification; Waiver. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.

8.5 Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

8.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

8.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing, shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(a)	if to the REIT, to:

Strawberry Fields REIT, Inc.
6101 Nimtz Parkway
South Bend, IN 46628
Attention: Moishe Gubin

13

(b)	if to the Partnership, to:

Strawberry Fields Realty LP
6101 Nimtz Parkway
South Bend, IN 46628
Attention: Moishe Gubin

(c)	if to a Protected Partner, to the address on file with the Partnership.

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

8.10 Consent to Jurisdiction; Enforceability.

(a) This Agreement and the duties and obligations of the Parties shall be enforceable against any of the other Parties in the courts of the State of Delaware. For such purpose, each Party and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(b) Each Party hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

8.12 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the non-prevailing Party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing Party or Parties in connection with resolving such dispute.

14

IN WITNESS WHEREOF, the Parties have entered into this Agreement of the Effective Date.

PARTNERSHIP:

STRAWBERRY FIELDS REALTY LP, a Delaware limited partnership

By:	Strawberry Fields REIT, Inc., a Maryland corporation, its general partner

By:	/s/ Moishe Gubin
Name:	Moishe Gubin
Title:	Chief Executive Officer

REIT:

STRAWBERRY FIELDS REIT, INC., a Maryland corporation

By:	/s/ Moishe Gubin
Name:	Moishe Gubin
Title:	Chief Executive Officer

CONTRIBUTOR:

STRAWBERRY FIELDS REIT, LLC, an Indiana limited liability company

By:	/s/ Moishe Gubin
Name:	Moishe Gubin
Title:	Chief Executive Officer

15

Schedule 1

Entity; Gain Limitation Property; Section 704(c) Value; Protected Gain

Entities	Gain Limitation Property	Section 704(c) Value ($’000)	Protected Gain ($’000)
326 Lindley Lane, LLC	Skilled Nursing Facility	7,700	4,285
552 Golf Links Road, LLC	Skilled Nursing Facility	9,800	5,449
2821 West Dixon Road, LLC	Skilled Nursing Facility	11,400	6,437
Arkansas Loan Acquisition, LLC	Mortgage loan		0
Strawberry Fields Management Services, LLC	No assets		0
Master Tenant LLC	No assets		0
Master Tenant II, LLC	No assets		0
Master Tenant III LLC	No assets		0
LM Master Tenant, LLC	No assets		0
Strawberry Fields REIT, LTD	Holding Company – Owns all entities from 11-93		0
1015 Magazine Street, LLC	Skilled Nursing Facility	8,010	2,211
1020 West Vine St Realty, LLC	Skilled Nursing Facility	12,863	7,676
1033 North Highway 11, LLC	Skilled Nursing Facility	9,100	2,622
107 South Lincoln Street LLC	Skilled Nursing Facility	2,300	-658
1101 Glendale Boulevard LLC	Seller note		0
1123 Rockdale Avenue, LLC	No Assets		0
115 Woodlawn Drive, LLC	Skilled Nursing Facility	13,600	4,502
1155 Eastern Parkway, LLC	Skilled Nursing Facility	21,760	4,033
120 Life Care Way, LLC	Skilled Nursing Facility	8,500	2,445
12803 Lenover Street Realty, LLC	Skilled Nursing Facility	16,940	11,601
1316 North Tibbs Avenue Realty, LLC	Skilled Nursing Facility	7,150	5,177
1350 North Todd St, LLC	Skilled Nursing Facility	9,511	6,843
140 Technology Lane, LLC	Skilled Nursing Facility	10,480	1,807
146 Buck Creek Road, LLC	Skilled Nursing Facility	9,980	4,351
1513 S. Dixieland Road, LLC	Skilled Nursing Facility	7,100	3,630
1516 Cumberland Street, LLC	Skilled Nursing Facility	7,750	3,965
1585 Perry Worth Road, LLC	Skilled Nursing Facility	1,800	1,071
1600 East Liberty Street Realty, LLC	Skilled Nursing Facility	21,812	11,680
1601 Hospital Dr Realty, LLC	Skilled Nursing Facility	11,538	-1,095
1621 Coit Road Realty, LLC	Skilled Nursing Facility	11,200	2,071
1623 West Delmar Ave, LLC	Skilled Nursing Facility	2,600	596
1712 Leland Drive Realty, LLC	Skilled Nursing Facility	5,992	838

16

202 Enon Springs East, LLC	Skilled Nursing Facility	11,350	4,271
203 Bruce Court, LLC	Skilled Nursing Facility	5,400	162
2055 Heritage Dr Realty, LLC	Skilled Nursing Facility	11,601	7,319
2301 North Oregon Realty, LLC	Skilled Nursing Facility	16,100	6,102
2400 Chateau Drive Realty, LLC	Skilled Nursing Facility	11,249	8,147
2501 John Ashley Drive, LLC	Skilled Nursing Facility	9,050	4,635
2501 River Road, LLC	Skilled Nursing Facility	9,980	4,290
253 Bradington Drive, LLC	Skilled Nursing Facility	5,000	2,596
308 West Maple Avenue, LLC	Skilled Nursing Facility	8,360	1,769
3090 Five Points Hartford Road Realty, LLC	Skilled Nursing Facility	2,100	1,255
3121 Glanzman Road Realty, LLC	Skilled Nursing Facility	3,300	1,095
3523 Wickenhauser, LLC	Skilled Nursing Facility	6,550	6,535
3895 Keystone Ave Realty, LLC	Skilled Nursing Facility	11,203	-111
393 Edwardsville Road LLC	Skilled Nursing Facility	6,100	3,062
405 Rio Vista Lane Realty, LLC	Skilled Nursing Facility	10,115	3,259
414 Massey Avenue, LLC	Skilled Nursing Facility	2,050	1,039
4250 Sodom Hutchings Road Realty, LLC	Skilled Nursing Facility	1,950	1,424
4343 Kennedy Drive, LLC	Skilled Nursing Facility	4,000	113
4586 Acushnet Avenue, LLC	No assets		0
516 West Frech St, LLC	Skilled Nursing Facility	4,950	3,997
5301 Wheeler Avenue, LLC	Skilled Nursing Facility	7,550	3,859
5601 Plum Creek Drive Realty, LLC	Skilled Nursing Facility	5,200	4,200
5720 West Markham Street, LLC	Skilled Nursing Facility	9,950	4,494
620 West Strub Road Realty, LLC	Skilled Nursing Facility	1,950	-402
704th 5th Avenue East, LLC	Skilled Nursing Facility	8,230	3,817
706 Oak Grove Street, LLC	Skilled Nursing Facility	6,300	3,239
727 North 17th Street, LLC	Skilled Nursing Facility	7,300	7,284
761 Highland Avenue, LLC	No assets		0
8200 National Ave Realty, LLC	Skilled Nursing Facility	15,600	7,360
826 North Street, LLC	Skilled Nursing Facility	6,100	3,134
835 Union Street, LLC	Skilled Nursing Facility	11,980	3,491
8701 Riley Dr., LLC	Skilled Nursing Facility	9,050	4,635
9 Pope Street, LLC	No assets		0
900 Gagel Avenue, LLC	Skilled Nursing Facility	10,270	7,109
907 Center Street, LLC	No assets		0
911 South 3rd St Realty, LLC	Skilled Nursing Facility	4,520	948
9209 Dollarway Road, LLC	Skilled Nursing Facility	8,750	2,629
9300 Ballard Road, LLC	Skilled Nursing Facility	14,000	174
945 West Russell Street, LLC	Skilled Nursing Facility	9,100	2,529
950 Cross Ave Realty, LLC	Skilled Nursing Facility	11,021	1,635
958 East Highway 46 Realty, LLC	Skilled Nursing Facility	8,778	4,798

17

Ambassador Nursing Realty, LLC	Skilled Nursing Facility	14,200	10,963
Belhaven Realty, LLC	Skilled Nursing Facility	24,200	19,123
Continental Realty, LLC	Skilled Nursing Facility	13,350	9,457
Forest View Nursing Realty, LLC	Skilled Nursing Facility	15,700	12,043
Lincoln Park Holdings, LLC	Skilled Nursing Facility	10,700	3,440
Midway Neurological and Rehab Realty, LLC	Skilled Nursing Facility	37,900	31,705
Momence Meadows Realty, LLC	Skilled Nursing Facility	7,500	5,400
Niles Nursing Realty, LLC	Skilled Nursing Facility	29,900	16,720
Oak Lawn Nursing Realty, LLC	Skilled Nursing Facility	5,800	4,008
Parkshore Estates Nursing Realty, LLC	Skilled Nursing Facility	29,800	11,678
Southern Illinois Healthcare Realty, LLC	Skilled Nursing Facility	6,300	2,422
The Big H2O, LLC	Owns lease rights	6,870	6,097
TX/OK Funding, LLC	No assets		0
West Suburban Nursing Realty, LLC	Skilled Nursing Facility	24,600	18,656
Westshire Realty, LLC	Skilled Nursing Facility	23,400	8,965

18